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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in The AES Corporation's Registration Statement No's. 33-49262, 333-26225, 333-28883, 333-28885, 333-30352, 333-38535, 333-57482, 333-66952, 333-66954, 333-82306, 333-83574, 333-84008, and 333-97707 on Form S-8, Registration Statement No. 333-64572 on Form S-3, Registration Statement No's. 333-37924, 333-38924, 333-40870, 333-44698, 333-46564, 333-81953, 333-83767 on Form S-3/A, Registration Statement No. 333-45916 on Form S-4/A of our report dated February 5, 2002 (February 6, 2002 as to paragraph 9 of Note 4, March 21, 2002 as to paragraph 7 of Note 6, April 1, 2002 as to the last paragraph in Note 13, and September 12, 2002 as to Note 3) appearing in this Current Report on Form 8-K of The AES Corporation.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
November 12, 2002

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INDEPENDENT AUDITORS' CONSENT